Exhibit 99.1

National Holdings Corporation Responds to Inquiries Regarding Warrant Record, Ex-Dividend and Issuance Dates

December 13, 2016- As previously announced on October 26, 2016, National Holdings Corporation (NASDAQ: NHLD) (“National Holdings” or the “Company”), a full-service investment banking and asset management firm, established December 9, 2016 as the record date for the distribution as a dividend of warrants to purchase shares of the Company’s common stock. The distribution of the warrants was contemplated by the Agreement and Plan of Merger dated as of April 27, 2016 by and among National Holdings, Fortress Biotech, Inc. and FBIO Acquisition, Inc.

In response to shareholder inquiries, the Company wishes shareholders to carefully read this release so they fully understand the warrant issuance process.

As a result of “due bill” trading procedures, those persons who held shares of common stock as of the record date, or who acquire shares of common stock in the market following the record date, and in each case who continue to hold such shares at the close of trading the date before the ex-dividend date to be established by The Nasdaq Stock Market, will be entitled to receive a warrant to purchase one share of common stock for each share of common stock owned by such person as of the ex-dividend date at an exercise price equal to $3.25 per share.

Conversely, those persons who held shares of common stock as of the record date, or who acquire shares of common stock in the market following the record date, but in each case who do not hold such shares of common stock at the close of trading on the date before the ex-dividend date, will not be entitled to receive any warrants with respect to the shares that were sold by such person prior to the ex-dividend date.

Therefore, a shareholder selling their shares prior to the ex-dividend date would not receive the warrants on those shares even if they held the shares on the Record Date of December 9th, since the shares sold would be accompanied by a “due-bill” entitling the buyer of those shares to receive the warrants.

To prevent confusion in the market place shareholders are cautioned that being a shareholder of record on December 9th and selling those shares before the ex-dividend date means the shareholder has “sold” their right to receive the warrants despite the fact that they held the shares on December 9th. The “right” to be entitled to receive a warrant technically “attached” itself to the share on the Record Date of December 9th and travels with the share if it is sold prior to the ex-dividend date. The actual right to receive the warrant requires still holding a share until the ex-dividend date. Shareholders should consult their broker or financial advisor as to the first day when shares could be sold and the warrant retained.

National Holdings has applied to list the warrants on the Nasdaq Capital Market under the symbol “NHLDW”; however, there can be no assurance that such application will be approved, nor when the warrants will be issued and distributed.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, registered reps, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company’s National Securities subsidiary was founded in 1947. National was organized in 1999 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Contacts:

National Holdings Corporation:

Robert Fagenson, Executive Vice Chairman and CEO, Email: rfagenson@nhldcorp.com, Telephone: +1 212 417 8050

Investor Relations, Email: ir@nhldcorp.com, Telephone: +1 212 554 4351

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.